Exhibit 5.1

DLA Piper LLP (US) 2000 University Avenue East Palo Alto, California 94303-2214 www.dlapiper.com T 650.833.2000 F 650.833.2001

July 29, 2015

Lumentum Holdings Inc.

400 N. McCarthy Blvd.

Milpitas, CA 95035

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Lumentum Holdings Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of up to: (i) 3,000,000 shares of the Company’s Common Stock, $0.001 par value (the “ESPP Shares”), which may be issued pursuant to awards granted under the Company’s 2015 Employee Stock Purchase Plan (the “ESPP”); and (ii) 8,500,000 shares of the Company’s Common Stock, $0.001 par value (the “2014 Shares” and, together with the ESPP Shares, the “Shares”), which may be issued pursuant to awards granted under the Company’s 2015 Equity Incentive Plan (the “2015 Plan” and, together with the ESPP, the “Plans”).

As the basis for our opinions, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Plans and the related form documents; (c) the Amended and Restated Certificate of Incorporation of the Company, included as Exhibit 4.1 to the Registration Statement; (d) the Amended and Restated Bylaws of the Company, included as Exhibit 4.2 to the Registration Statement; (e) certain resolutions of the Company’s Board of Directors; (f) certain resolutions of the Company’s stockholders; and (g) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have also relied upon certificates of public officials and the Company’s officers. We have not independently verified any factual matter relating to this opinion.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

On the basis of the foregoing, we are of the opinion that the Shares are duly authorized shares of the Company’s Common Stock, $0.001 par value, and, when issued against receipt of the consideration therefor and in accordance with the provisions of the respective Plans, will be validly issued, fully paid and nonassessable.

July 29, 2015

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name wherever it appears in the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)